EXHIBIT 10.2

Confidential Execution Version

LICENSE AGREEMENT

between

MARK SEE, an individual

and

LAREDO OIL, INC., a Delaware corporation

___________________________

Dated as of June 14, 2011
___________________________

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is dated as of June 14, 2011 (“Agreement Date”), and is between MARK SEE, an individual (“Licensor”), and LAREDO OIL, INC., a Delaware corporation (“Licensee”).

RECITALS

WHEREAS, Licensor owns and holds, and has the right to use and exploit, the Licensed Intellectual Property (as defined below in Section 1);

WHEREAS, concurrently herewith Stranded Oil Resources Corporation, a Delaware corporation (“Stranded Oil Resources Corporation”) and the Licensee are entering into a certain License Agreement of even date herewith (“Laredo License”);

WHEREAS, the Laredo License includes, among other matters, a grant by Licensee to Stranded Oil Resources Corporation of an exclusive right and license to use and exploit certain intellectual property, including, without limitation, the Licensed Intellectual Property;

WHEREAS, this Agreement is being entered into for the sole purpose of enabling Licensee to include as part of the intellectual property being licensed to Stranded Oil Resources Corporation thereunder, an exclusive right and license to use and exploit the Licensed Intellectual Property, under the terms and conditions of the Laredo License;

WHEREAS, concurrently herewith Licensee and Stranded Oil Resources Corporation are entering into a certain Management Services Agreement of even date herewith (“Management Services Agreement”);

WHEREAS, Licensor is the President, Chief Executive Officer and Director of the Licensee and owns, directly or indirectly, and controls a majority of the issued and outstanding capital stock of the Licensee, and therefore Licensor will receive a substantial benefit from the Laredo License and the Management Services Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee, on the one hand, and Licensor, on the other, hereby agree as follows:

AGREEMENT

1.           Defined Terms

“Affiliate” means as of the date of determination any Person that, directly or indirectly, through one or more intermediaries, is (and for so long as it is) controlled by, controls or is under common control with Licensor or Licensee, as the case may be.  The term “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

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“Confidential Information” has the meaning set forth in Section 9.1.

“Effective Date” means the Agreement Date.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Event of Default” means the existence or occurrence of any one or more of the following: (a) any breach or failure on the part of Licensee to perform one or more of its duties and obligations under this Agreement or any Related Agreement and, if such breach or failure is capable of being cured or remedied, such breach or failure is not cured or remedied (i) within thirty (30) days after Licensee receives written notice of such breach or failure or (ii) if any other cure period for such breach or failure is expressly set forth in this Agreement or any Related Agreement, within such cure period expressly set forth in this Agreement or any Related Agreement; (b) the breach or inaccuracy of any representation or warranty made by Licensee in this Agreement or any Related Agreement and, if such breach or inaccuracy is capable of being cured or remedied, such breach or inaccuracy is not cured or remedied (i) within thirty (30) days after Licensee receives written notice of such breach or inaccuracy or (ii) if any other cure period for such breach or inaccuracy is expressly set forth in this Agreement or any Related Agreement, within such cure period expressly set forth in this Agreement or any Related Agreement; (c) any breach or failure on the part of Licensee to perform one or more of its duties and obligations under any other written agreement with any Person other than Licensor and if such breach or failure materially and adversely affects or is reasonably expected to materially and adversely affect Licensee’s ability to perform its duties and obligations under this Agreement or any Related Agreement; and/or (d) any termination of the Management Services Agreement and/or the Laredo License, including, without limitation, any such termination or deemed termination in any bankruptcy proceeding.

“Improvement” means any improvement, enhancement, invention, development, derivative work, modification of any kind including, using, based upon, or resulting from the Licensed Intellectual Property, including, without limitation, any improvement, change and modification to any method, process, composition, or any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, or use; provided that such improvement, enhancement, invention, development, derivative work, or modification was conceived, invented, authored, created, discovered, developed and/or reduced to practice during the Term.

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“Intellectual Property Rights” means all of the following anywhere in the world and all legal right, title, or interest in the following, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents, patent applications and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) copyrights, copyright applications, copyright registrations, copyrightable works, works or authorship, moral rights, and all other corresponding rights; (c) trade secrets, Know-How and other rights with respect to confidential or proprietary information; (d) other rights with respect to inventions, discoveries, improvements, Know-How, formulae, algorithms, processes, technical information and other technology; (e) all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated) whether or not analogous to any of the foregoing rights (excluding Trademarks), whether arising by operation of law, contract, license or otherwise, (f) any and all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing), and (g) any and all causes of action arising from or related to any of the foregoing.

“Know-How” means, collectively, know-how, research and development information, unpatented inventions, developments, improvements, discoveries, techniques, processes, formulas, algorithms, specifications, drawings, designs, results, reports, data, trade secrets, and other confidential and/or proprietary information or materials.

“Laredo Intellectual Property” means the “Licensed Intellectual Property” (as this term is defined in the Laredo License), excluding however the Licensed Intellectual Property which is the subject of the License under this Agreement.

“License” has the meaning set forth in Section 2.1.

“Licensed Intellectual Property” means all of the Know-How and other Intellectual Property Rights which Licensor has created, developed, owns, holds or uses, and which Licensor may hereafter create, develop, own, hold or use, relating to (i) the recovery of stranded oil from an existing mature oil field with specific characteristics using an enhanced oil recovery method known as “Underground Gravity Drainage”, which uses conventional mining processes to establish a chamber underneath such oil reserves from where closely spaced wellbores can be drilled up into the oil reservoir, using gravity to then drain the targeted reservoir through the wellbores (referred to generally as the “UGD Process”); and (ii) the process, procedures, protocols, formulae, criteria and methodology for determining which oil fields are more suitable for the recovery of such stranded oil through application of the UGD Process (referred to generally as the “Selection Process”), and the term “Licensed Intellectual Property” shall include any and all Licensor Improvements; provided, however, that for purposes of this Agreement the term “Licensed Intellectual Property” shall not mean or include any Laredo Intellectual Property.

“Licensee Improvement” means any Improvement conceived, invented, authored, created, discovered, developed and/or reduced to practice by or for Licensee, and/or its Sublicensees, and/or its or their Affiliates (including, without limitation, by employees, consultants, and/or contractors of Licensee and/or its Sublicensees, and/or its or their Affiliates) after the Effective Date, other than to the extent done by or for Licensor or its Affiliates (including, without limitation, by employees, consultants and/or contractors of Licensor or its Affiliates).

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“Licensor Improvement” means any Improvement conceived, invented, authored, created, discovered, developed and/or reduced to practice in whole or in part by or for Licensor and/or its Affiliates (including, without limitation, by employees, consultants, and/or contractors of Licensor or its Affiliates), other than to the extent done by or for Licensee and/or its Subilcensees, and/or its or their Affiliates, or otherwise constituting a “work for hire” under the Management Services Agreement.

“Licensed Know-How” means all Know-How included within the definition of Licensed Intellectual Property, and any and all information or materials provided, disclosed or otherwise made available to or accessed by Licensee via the Licensed Know-How Support.

“Licensed Know-How Support” means the provision and disclosure of information and materials which is necessary or useful for the understanding and use of the Licensed Know-How.

“Person” or “person” means any individual, sole proprietorship, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, association, fund, firm or other entity.

“Receiving Party” has the meaning set forth in Section 9.1.

“Related Agreements” means and includes all of the following: (a) the Management Services Agreement; (b) that certain Loan Agreement dated as of November 22, 2010 between Alleghany Capital Corporation and Licensee; (c) that certain Senior Promissory Note dated November 22, 2010 made by Licensee; (d) that certain Loan Agreement dated as of April 6, 2011 between Alleghany Capital Corporation and Licensee; (e) that certain Senior Promissory Note dated April 6, 2011 made by Licensee; (f) the Laredo License; (g) that certain Additional Interests Grant Agreement between Licensee and Stranded Oil Resources Corporation of even date herewith; and (h) any other written agreement entered into either as of the Effective Date or after the Effective Date between Licensee and/or its Affiliates, on the one hand, and Licensor and/or his Affiliates, on the other hand.

“Sublicense Agreement” has the meaning set forth in Section 2.4.

“Sublicensee” means any Person to whom Licensee has granted a sublicense under Section 2.4 in connection with all or any part of the rights granted to it by Licensor under this Agreement.

“Term” has the meaning set forth in Section 8.1.

“Territory” means the entire world.

“Trademarks” means service mark, service name, trade name, trademark, domain name, design or logo.

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2.           License Grant

2.1           Grant.  Licensor hereby grants to Licensee, and Licensee hereby accepts, an irrevocable, fully paid-up, royalty-free, exclusive, transferable and sublicenseable (through multiple levels of sublicensees), right and license, under the applicable Intellectual PropertyRights held by Licensor and its Affiliates, to reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, export, transmit (internally and externally), disclose and otherwise use and exploit (and have others exercise such rights on behalf of Licensee) in the Territory during the Term all or any portion of the Licensed Intellectual Property, in any form or media (now known or later developed), without any obligation to account to Licensor or any third party (the “License”).  The License includes, without limitation, (a) the right to apply for, register and obtain any patents, inventors’ certificates, patent applications, copyrights, Trademarks and other rights; and (b) the right to bring causes of actions arising from and/or related to the License.

2.2           Sole Purpose Restriction.  It is understood and agreed by Licensor and Licensee that that sole purpose of the grant of the License pursuant to Section 2.1 of this Agreement is to enable Licensee to include as part of the “Licensed Intellectual Property” under the Laredo License the Licensed Intellectual Property under this Agreement.  The provisions of this Section 2.2 shall not apply after the date on which the exclusivity of the “License” granted to Stranded Oil Resources Corporation pursuant to the Laredo License is duly terminated by Licensee pursuant to Section 8.2 of the Laredo License by reason of a Development Failure.

2.3           Licensed Know-How Support.  During the Term, Licensor will use commercially reasonable efforts to provide to Licensee the Licensed Know-How Support.  Any and all documents and other materials provided, disclosed or otherwise made available to or accessed by Licensee in connection with the provision of Licensed Know-How Support shall be deemed to be part of the Licensed Intellectual Property, and shall be provided, disclosed or otherwise made available to or accessed by Licensee under, and subject to the terms and conditions of, the License.

2.4           Ownership; Improvements.

(a)           As between the parties, Licensor shall retain sole ownership of all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the Licensed Intellectual Property and all Licensor Improvements, subject, however, to the rights, of Licensee hereunder.

(b)           As between the parties, Licensee shall retain all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to all Licensee Improvements, including, without limitation, any patents, inventors’ certificates, patent applications, copyrights, Trademarks and other rights.

2.5           Sublicense Agreements.

(a)           After the date on which the exclusivity of the “License” granted to Stranded Oil Resources Corporation pursuant to the Laredo License is duly terminated by Licensee pursuant to Section 8.2 of the Laredo License by reason of a Development Failure, then Licensee shall have the right to sublicense any of the rights granted to Licensee under Section 2.1 to any Person; provided, however, that any sublicense shall be made pursuant to a binding written agreement (“Sublicense Agreement”).  Each Sublicense Agreement shall:

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(i)           Protect Licensor’s ownership interests in the Licensed Intellectual Property at least to the same extent as this Agreement;

(ii)           Be of no greater scope than the License;

(iii)           As between Licensee and its Sublicensee, Licensee shall own all right, title and interest in and to any Improvement made by or for or otherwise in connection with Sublicensees; and

(iv)           Upon any expiration or termination of this Agreement for any reason other than a material breach by Licensee of its duties and obligations under this Agreement, none of the Sublicense Agreements shall terminate, all of Licensee’s rights under such Sublicense Agreements shall be deemed to have been assigned to Licensor, and Licensor shall be deemed to have accepted such assignment and assumed all of Licensee’s duties, obligations and liabilities under all such Sublicense Agreements.

(b)           Licensee shall have the right to grant the “License” referred to in the Laredo License to Stranded Oil Resources Corporation under the terms and conditions of the Laredo License and Licensor hereby approves and consents to the Laredo License in all respects.

2.6           Trademarks.  Except as may be expressly set forth in a separate written agreement between the parties, neither Licensee nor Licensor shall use any Trademark that is confusingly similar to any Trademark of the other party or such party’s Affiliates.

3.           Acknowledgment of Adequacy of Consideration.  Licensor hereby acknowledges and agrees that Licensor will receive substantial benefits from the Laredo License and/or the Management Services Agreement by reason of the fact that he is the Chief Executive Officer, director and principal stockholder of Licensee, and that such benefits constitute full, adequate and sufficient consideration for Licensor’s entering into this Agreement and the grant of the License hereunder on the Effective Date.  In this regard, Licensor hereby waives and relinquishes any and all rights and claims which it may have or hereafter acquire relating to the adequacy of the consideration for the grant of the License hereunder.

4.           Enforcement

4.1           Enforcement.

(a)           If Licensee or Licensor becomes aware that any the Licensed Intellectual Property is being (or may be) or has been (or may have been) infringed or misappropriated by any Person (“Infringing Person”), Licensor or Licensee, as applicable, shall promptly notify the other party in writing describing the facts relating thereto in reasonable detail.

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(b)           Licensee and its Affiliates shall have the first right, but not the obligation, to enforce Licensor’s and/or Licensee’s Intellectual Property Rights in the Licensed Intellectual Property (through litigation or otherwise) against an Infringing Person and to settle or compromise any such possible infringement or misappropriation by taking such action as Licensee or any of its Affiliates may determine in their sole and absolute discretion; provided, however, that Licensee may not settle any such potential infringement or misappropriation in a manner that has a material adverse effect on the ownership rights of Licensor in the Licensed Intellectual Property, or that would require a payment by Licensor to such Person, without the prior written consent of Licensor, which consent shall not be unreasonably withheld.  If Licensor is joined in any litigation or other proceeding:  (i) the decisions of the counsel of Licensee with reference to matters of procedure, conduct of such litigation and other proceedings and/or the handling thereof, shall prevail and Licensor shall cooperate with and assist Licensee’s counsel; (ii) in respect of any judgment or settlement awarded to the parties that is equal to or greater than the sum of the parties’ attorneys’ fees and costs incurred in connection with such litigation or other proceeding, such judgment or settlement first shall be used to reimburse each party on a pro-rata basis for its attorneys’ fees and costs incurred in connection with such litigation or proceeding and, then, any remaining portion of such judgment or settlement shall be the sole and exclusive property of Licensee; (iii) in respect of any judgment or settlement awarded to the parties that is less than the sum of the parties’ attorneys’ fees and costs incurred in connection with such litigation or other proceeding, such judgment or settlement shall be used to reimburse each party on a pro-rata basis for its attorneys’ fees and costs incurred in connection with such litigation and thereafter each party shall bear the unreimbursed portion of its own attorneys’ fees and costs incurred in connection with such litigation or proceeding; and (iv) each party shall be responsible for one-half (1/2) of any and all adverse judgments or settlements awarded against the parties unless the indemnification obligations set forth below in Section 7 requires a different apportionment thereof.

4.2           If Licensee elects, in its sole discretion, not to take any action against the Infringing Person, then Licensor shall take such action, at its sole cost and expense, as shall be necessary or appropriate in order to protect Licensee’s Intellectual Property Rights in the Licensed Intellectual Property; provided, however, that Licensor may not settle any such potential infringement or misappropriation in a manner that materially adversely affects the rights of Licensee under this Agreement, or that would require a payment by Licensee to such Infringing Person, without the prior written consent of Licensee.

4.3           Each party, at its expense, agrees to provide the other party all reasonable assistance (including making documents and records available for review and copying and making persons within its control reasonably available for pertinent testimony) requested by such party, at such party’s expense, in such enforcement.  Without limiting the generality of the foregoing, in any communication or response or any action, suit or proceeding by Licensor in connection with the infringement or misappropriation of the Licensed Intellectual Property, Licensor shall provide Licensee with reasonable cooperation and assistance, including agreeing to be named as a party to such action, suit or proceeding, and, upon the request of Licensee, shall make available, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

5.           Representations, Warranties and Covenants

5.1           Representations, Warranties and Covenants of Licensee.  Licensee represents, warrants and covenants that, as of the Effective Date:

(a)           Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

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(b)           The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of Licensee.

(c)           This Agreement has been duly executed and delivered by Licensee, and constitutes legal, valid and binding obligations of Licensee, enforceable against Licensee in accordance with its terms.

(d)           There is no action, suit, proceeding or other claim pending or threatened against Licensee or any of its officers, directors or shareholders which, if successfully pursued against Licensee or such officers, directors or shareholders, would prevent Licensee from performing its obligations under this Agreement, or would cause any of the representations or warranties made by Licensee in this Agreement to be or become inaccurate or incomplete or breached, or otherwise cause Licensee to be in breach of any other agreement to which it is a party or by which it is bound.

(e)           Neither the execution and delivery by Licensee of this Agreement nor the performance by Licensee of its duties and obligations hereunder will conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of (i) the organizational and governance documents of Licensee, (ii) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which Licensee is a party or by which any of its properties or assets is bound or (iii) any judgment, order, writ, stipulation, decree determination, award, compliance agreement, settlement agreement, injunction, ruling, judicial or administrative order, determination or other restriction of any governmental entity or arbitrator (“Judgment”) or foreign, federal, state or local law (including common law), statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Judgment of any Governmental Entity (“Law”) applicable to Licensee.

(f)           No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any governmental or non-governmental entity is required to be obtained or made by or with respect to Licensee in connection with the execution, delivery and performance of this Agreement.

5.2           Representations, Warranties and Covenants of Licensor.  Licensor represents, warrants and covenants that, as of the Effective Date:

(a)           Licensor is an individual and has all necessary power and authority to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby.

(b)           This Agreement has been duly executed and delivered by Licensor, and constitutes legal, valid and binding obligations of Licensor, enforceable against Licensor in accordance with its terms.

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(c)           Licensor owns or has the right to grant all of the Intellectual Property Rights to the Licensed Intellectual Property as necessary or appropriate in order to grant to Licensee the rights described in this Agreement.

(d)           The Licensed Intellectual Property (including, without limitation, the Licensed Know-How) does not infringe upon, misappropriate or violate any Intellectual Property Right of any Person.

(e)           Licensor is not aware of any rights of any other Person that would be infringed, misappropriated and/or violated by Licensee’s use and exploitation of the Licensed Intellectual Property.

(f)           Licensor is not aware of any Person that is in any way infringing upon, misappropriating and/or violating the Licensed Intellectual Property.

(g)           All of the Licensed Intellectual Property was created, developed, assembled, made or otherwise lawfully acquired by Licensor prior to the date on which Licensor commenced his employment with Licensee.  Except for the interests granted to Licensee under this Agreement, no other Person, including, without limitation, Licensee, has any rights, titles or interests in or to any of the Licensed Intellectual Property or any portion thereof.

(h)           There is no action, suit, proceeding, office action or other claim pending or threatened against Licensor or, to the knowledge of Licensor, any other Person, involving or relating to the Licensed Intellectual Property.  There is no order, decree or judgment in effect that affects the Licensed Intellectual Property and/or the ability of Licensor to execute and deliver this Agreement or perform its obligations hereunder.  There is no action, suit, proceeding or other claim pending or threatened against Licensor or any of its officers, directors or shareholders which, if successfully pursued against Licensor or such officers, directors or shareholders, would prevent Licensor from performing its obligations under this Agreement, or would cause any of the representations or warranties made by Licensor in this Agreement to be or become inaccurate or incomplete or breached, or otherwise cause Licensor to be in breach of any other agreement to which it is a party or by which it is bound.

(i)           Neither the execution and delivery by Licensor of this Agreement nor the performance by Licensor of its duties and obligations hereunder will conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of (i) the organizational and governance documents of Licensor, (ii) any Contract to which Licensor is a party or by which any of its properties or assets is bound or (iii) any Judgment or Law applicable to Licensor.

(j)           No Consent of, or registration, declaration or filing with, any governmental or non-governmental entity is required to be obtained or made by or with respect to Licensor in connection with the execution, delivery and performance of this Agreement.

(k)           Licensor has not granted any Person any assignments, licenses, sublicenses, and other contracts pursuant to which any Person owns or is authorized to use any Licensed Intellectual Property.

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(l)           Each item of the Licensed Intellectual Property (i) is subsisting (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrance.

(m)           Licensor has no right, title or interest in or to any of the Laredo Intellectual Property and as between Licensee and Licensor, Licensor owns all right, title and interest in and to the Licensed Intellectual Property and Licensee owns all right, title and interest in and to the Laredo Intellectual Property.

6.           Exclusive Relationship.  Except as otherwise expressly provided in this Agreement, Licensor agrees that during the Term, he will not, and will not permit any Affiliate of Licensor to, directly or indirectly, either alone or with others: (a) use or disclose, or assist any other Person to use or disclose, any of the Licensed Intellectual Property, except in connection with the performance by Licensor of its duties and obligations under this Agreement and the Management Services Agreement; (b) engage in any business involving the use or application of the UGD Process or the Selection Process, except in connection with the performance of its duties and obligations under this Agreement and the Management Services Agreement; (c) work with, invest in, become partners with or consultants to, become an owner of or investor in, employee, or enter into any joint venture with, any Person other than Licensee (and/or Licensee’s Affiliates) with respect to the UGD Process and/or the Selection Process; (d) license any Person other than Licensee (and its Affiliates) to use or exploit the Licensed Intellectual Property or any portion thereof; (e) solicit any employee of Licensee or any Affiliate of Licensee to leave the employ of Licensee, or otherwise encourage any employee of Licensee or any Affiliate of Licensee to terminate his or her relationship with Licensee or such Affiliate; and/or (f) permit or allow any other Person to engage in any of the conduct, business or activities referred to in subparagraphs (a) through (e) above.

7.           Indemnification

7.1           Indemnification by Licensor.  Licensor shall indemnify, hold harmless and defend, with counsel selected by Licensor, and approved by Licensee, which approval shall not be unreasonably withheld, Licensee and each of its past, present and future directors, officers, employees, agents, representatives, attorneys, subsidiaries, partners, parent and affiliated entities and their respective predecessors, successors, and assigns (collectively with Licensee, the “Licensee Indemnitees”) from and against any and all claims, demands, liabilities, losses, damages, rights of action, causes of action, costs and expenses, charges, fines, penalties, awards, judgments and assessments (including, without limitation, reasonable attorneys’ fees, court costs and litigation expenses) (collectively, the “Claims and Losses”) suffered or incurred or otherwise asserted against any Licensee Indemnitee, if such Claims and Losses are in connection with, or arise out of, or result from, or are claimed to be in connection with, arise out of or result from, in whole or in part, any of the following: (a) any Event of Default; and (b) any infringement or misappropriation by Licensor or Licensee of another Person’s Intellectual Property Rights with respect to the Licensed Intellectual Property and/or Licensor’s or Licensee’s use or exploitation of the Licensed Intellectual Property as contemplated in this Agreement.

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7.2           Indemnification By Licensee.  Licensee shall indemnify, hold harmless and defend, with counsel selected by Licensee, and approved by Licensor, which approval shall not be unreasonably withheld, Licensor and each of its past, present and future directors, officers, employees, agents, representatives, attorneys, subsidiaries, partners, parent and affiliated entities and their respective predecessors, successors, and assigns (collectively with Licensor, the “Licensor Indemnitees”) from and against any and all Claims and Losses suffered or incurred or otherwise asserted against any Licensor Indemnitee, if such Claims and Losses are in connection with, or arise out of, or result from, or are claimed to be in connection with, arise out of or result from, in whole or in part, any of the following: (a) any breach or failure of performance with respect to any covenant or agreement required to be performed by Licensee under this Agreement; and (b) the inaccuracy or breach of any representation or warranty made by or on behalf of Licensee under this Agreement.

7.3           Procedures.

(a)           Third Party Claims.

(i)           In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Section 7 in respect of, arising out of or involving a claim made by any third Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Person obligated to provide indemnification under this Section 7 (the “Indemnifying Party”) in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(ii)           If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof by written notice to the Indemnified Party within ten (10) days after the Indemnifying Party’s receipt of the notice of the Third Party Claim contemplated by paragraph (i) above with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party; and provided further that notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense and, instead, shall pay the reasonable legal fees, costs and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable relief against the Indemnified Party, (C) the Indemnifying Party failed or is failing to reasonably prosecute or defend such claim, (D) assuming such claim is determined adversely, such claim could reasonably be expected to give rise to Losses which such Indemnifying Party is unable to pay or which could be reasonably expected to exceed the ability of such Indemnifying Party to pay, or (E) in the Indemnified Party’s reasonable judgment based upon a written opinion from such Indemnified Party’s counsel, a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to the claim.

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(iii)           If the Indemnifying Party assumes the defense of a Third Party Claim, (1) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (2) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees, costs and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (including in respect of Third Party Claims the defense of which the Indemnifying Party was not entitled to assume or continue in accordance with the second proviso of the first sentence of paragraph (ii)).

(iv)           If the Indemnifying Party assumes the defense of a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  No party shall admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the other applicable party’s prior written consent (which consent shall not be unreasonably withheld); provided that the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend if by its terms such settlement or compromise (x) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, (y) such Indemnifying Party has the resources to pay the full amount of the liability in connection with such Third Party Claim when due, and (z) such settlement or compromise includes a full and complete release of the Indemnified Party in respect of such Third Party Claim.

(v)           The indemnification with respect to an Indemnifying Party’s obligation to pay legal fees and other costs and expenses of defense of a Third Party Claim required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense of the Third Party Claim, as and when bills are received.

(vi)           All claims under this Section 7 other than Third Party Claims shall be governed by Section 7.3(b) below.

(b)           Direct Claims.  If any Indemnified Party should have a claim against any Indemnifying Party under this Section 7 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (any such claim, a “Direct Claim”), the Indemnified Party shall deliver notice of such Direct Claim with reasonable promptness to the Indemnifying Party (which notice shall set forth in reasonable detail the basis upon which such Indemnified Party believes it is entitled to indemnification pursuant to this Section 7 and the amount of Losses it is seeking recovery from the Indemnified Party); provided that the failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under the applicable provisions of this Section 7, such Direct Claim specified in such notice shall be conclusively deemed a liability of the Indemnifying Party under the applicable provision of this Section 7, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, Licensor, on the one hand, and Licensee, on the other hand, shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved within the foregoing thirty (30) day period through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

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8.           Term and Termination of Exclusivity

8.1           Term of Agreement.  The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue in full force and effect in perpetuity, unless sooner terminated as provided in this Section 8.

8.2           Termination by Licensee.  Licensee shall have the right, exercisable in its sole and absolute discretion, to terminate this Agreement upon the occurrence of any Event of Default.

8.3           Automatic Termination Upon Termination of Laredo License.  This Agreement shall terminate automatically upon the termination of the Laredo License, including any such termination or deemed termination in any bankruptcy proceeding.

9.           Confidential Information

9.1           Confidentiality.  In connection with this Agreement, Licensor will provide to Licensee and Licensee will provide to Licensor certain Confidential Information.  “Confidential Information” means any information of a confidential or proprietary nature related to the Licensed Intellectual Property, disclosed by Licensor or Licensee, respectively (the “Disclosing Party”) to the other (the “Receiving Party”) (a) in written form marked “confidential,” or (b) in oral form if summarized in a writing marked “confidential” delivered to the Receiving Party within thirty (30) days after the oral disclosure, or (c) provided under circumstances indicating, or of such a type which indicates that, it is confidential or proprietary.  Notwithstanding anything to the contrary in this Agreement, the Licensed Know-How and  the terms and conditions of this Agreement shall be deemed to be Confidential Information.

9.2           Confidentiality and Non-Use.  Except as otherwise permitted under the terms of the License, the Receiving Party shall maintain all Confidential Information of the Disclosing Party in strictest confidence, and shall disclose such Confidential Information only to those of its employees, agents, consultants, sublicensees, attorneys, accountants and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive then those set forth herein.  The Receiving Party shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement and the Related Agreements, unless otherwise mutually agreed in writing.  The Receiving Party shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in no event less than reasonable care).

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9.3           Exclusions.  Confidential Information shall not include information that: (a) is in the Receiving Party’s rightful possession prior to receipt from the Disclosing Party as demonstrated by contemporaneous documentation; (b) is or becomes publicly known, through no fault of the Receiving Party; (c) is furnished to the Receiving Party by a third party without breach of any duty to the Disclosing Party; or (d) is independently developed by the Receiving Party without use of, application of or reference to the Disclosing Party’s Confidential Information as demonstrated by contemporaneous documentation.

9.4           Permitted Disclosures.

(a)           It shall not be a violation of this Section 9 if Licensee uses or discloses Confidential Information in connection with the conduct of its business, including, without limitation, the planning and development of its oil fields.

(b)           It shall not be a violation of this Section 9 to disclose Confidential Information required to be disclosed under applicable law (including applicable securities laws), but such disclosure shall be expressly limited to the sole purpose of complying with such law and such disclosure shall be permitted only to the extent required by such law.  The Receiving Party, to the extent possible, shall give the Disclosing Party prior written notice of the proposed disclosure and cooperate fully with the Disclosing Party to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

9.5           Breach of Confidentiality Obligations.  Notwithstanding anything to the contrary in this Agreement, the Receiving Party acknowledges and agrees that, due to the unique and valuable nature of the Confidential Information, there can be no adequate remedy at law for any breach by the Receiving Party of this Section 9.5, that any such breach may result in irreparable harm to the Disclosing Party for which monetary damages would be inadequate to compensate the Disclosing Party, and that the Disclosing Party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of the Receiving Party under this Section 9.5, without the necessity of posting any bond or security.

10.           Miscellaneous

10.1           Governing Law.  This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

10.2           Force Majeure.  No party shall be held responsible for any delay or failure in performance under this Agreement to the extent caused by strikes, embargoes, unexpected governmental and/or regulatory requirements (including, without limitation, moratoriums), court, administrative or governmental orders or decrees (including, without limitation, injunctions and/or cease and desist orders), civil or military authorities, acts of God, earthquake, or by the public enemy, or other causes reasonably beyond such party’s control and without such party’s fault or negligence (“Force Majeure Event(s)”).  The affected party shall notify each unaffected party as soon as reasonably possible of the existence of such Force Majeure Event.  Any time period for the performance by the affected party of any duties and obligations under this Agreement, and any time period for the satisfaction or accomplishment of any condition, event, milestone or deadline shall be extended for a period of time equal to the duration of the Force Majeure Event(s).  In addition, the affected party shall be excused from the performance of its obligations hereunder to the extent such performance is prevented or impeded by any such Force Majeure Event(s) for the duration of such Force Majeure Event(s).

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10.3           Independent Contractors.  The relationship of licensor and licensee established between Licensor and Licensee by this Agreement is that of independent contractors.  Nothing in this Agreement shall be constructed to create any other relationship between Licensor and Licensee.  Neither party shall have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

10.4           Assignment.  Notwithstanding anything to the contrary in this Agreement, Licensor shall not, directly or indirectly, either voluntarily or involuntarily, by merger, operation of law or otherwise, assign, or suffer or permit an assignment of, its rights or obligations under or its interests in this Agreement, without the express prior written consent of Licensee, which Licensee may withhold in its sole discretion.  Any purported assignment by Licensor without the express prior written consent of Licensee shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

10.5           Notices.  Any notice, report, communication or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by an internationally recognized courier, for next business day delivery, or (c) via confirmed facsimile or telecopy, followed within fourteen (14) days by a copy mailed in the preceding manner, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder.  Such notice will be deemed to have been given when actually delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to Licensor:

Mr. Mark See
c/o Laredo Oil, Inc.
111 Congress Avenue, Suite 400
Austin, Texas 78701
Facsimile:  817.753.2091

If to Licensee:

Laredo Oil, Inc.
111 Congress Avenue, Suite 400
Austin, Texas 78701
Facsimile:  817.753.2091
Attention:  Mark See, Chief Executive Officer

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 With a copy to:

James L. Rice III, Esq.
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas  77002-5200
Facsimile: 713.236.0822

10.6           Modification; Waiver.  This Agreement may not be altered, amended or modified in any way except by a writing signed by the parties hereto.  The failure of a party to enforce any rights or provisions of this Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such party to thereafter enforce such rights or provision or any other rights or provisions hereunder.  No waiver shall be effective unless made in writing and signed by the waiving parties.

10.7           Construction.  The parties hereto have jointly participated in the negotiations and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no rule of construction, presumption or burden of proof shall arise favoring one party or another concerning the interpretation of ambiguous provisions or otherwise by virtue of one party’s presumed authorship of this Agreement or any provision hereof.

10.8           Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that if such reformation or striking would materially change the economic benefit of this Agreement to the parties hereto, such provision shall be modified in accordance with this Section 10.8 to obtain a legal, valid and enforceable provision and provide an economic benefit to the parties hereto that most nearly effects the parties’ intent in entering into this Agreement.

10.9           Entire Agreement.  The parties hereto acknowledge that this Agreement, together with the exhibits attached hereto, sets forth the entire agreement and understanding of the parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.

10.10           Headings.  The section and paragraph headings contained in this Agreement are for the purposes of convenience only, and are not intended to define or limit the contents of the sections or paragraphs to which such headings apply.

10.11           Express Third-Party Beneficiary.  Licensor and Licensee hereby agree that Stranded Oil Resources Corporation is an intended and express third party beneficiary of all of the provisions of this Agreement and shall have the right, exercisable in its sole discretion, to enforce the terms and conditions of this Agreement against the Licensor and/or the Licensee, as applicable, or prevent the breach thereof, or to exercise any other right, or seek any other remedy, which may be available to it as a third-party beneficiary of this Agreement.  In addition, Licensor shall not agree to any changes, modifications or amendments to this Agreement, without the prior written consent of Stranded Oil Resources Corporation, which consent Licensee may give or withhold in its sole and absolute discretion.

10.12           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Agrement Date.

LICENSOR By: ______________________ Name: MARK SEE	LICENSEE LAREDO OIL, INC., a Delaware corporation By: ______________________ Name: ___________________ Title: ____________________

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